SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: September 23, 1996
                       ----------------------------------


                          CENTENNIAL TECHNOLOGIES. INC.
- --------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
- --------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


       1 - 12912                                         04-2978400
- ------------------------                    ------------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


       37 Manning Road, Billerica. Massachusetts              01821
- --------------------------------------------------------------------------------
        (Address of Principal Executive Offices)           (Zip Code)

                                 (508) 670-0646
- --------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
- --------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

                                 AMENDMENT NO. 1

          The  undersigned   registrant   hereby  amends  the  following  items,
financial statements, exhibits or other portions of its Form 8-K dated July 24, 1996, as set forth in the pages attached hereto:

          1. Item 7 - Financial Statements and Exhibits - Amended to provide the audited financial statements and pro forma financial information for Design Circuits, Inc.

                                TABLE OF CONTENTS

                                   FORM 8-K/A

                               September 23, 1996

         Item                                                Page
         ----                                                ----


         Item 7.    Financial Statements and Exhibits         1

         Signature                                            2

         Exhibits                                            None



                                       i


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         Listed  below  are  the  financial  statements,   pro  forma  financial
information and exhibits, if any, filed as part of this amendment:

a. June 30, 1996 unaudited and October 31, 1995 Audited Financial Statements for Design Circuits, Inc.

b.       Pro forma Financial Information for the Registrant and Design Circuits,
         Inc.

c.       Exhibits. None.






                                       1





                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               CENTENNIAL TECHNOLOGIES, INC.


   Dated: September 23, 1996                   By: /S/ Emanuel Pinez
                                                       --------------
                                                       Emanuel Pinez
                                                       Chief Executive Officer



                                      -2-



                             DESIGN CIRCUITS, INC.

                              FINANCIAL STATEMENTS

                       JUNE 30, 1996 AND OCTOBER 31, 1995




                              DESIGN CIRCUITS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           Page(s)
                                                                                           -------

Independent Auditors' Report


Financial Statements:


   Balance Sheets at June 30, 1996 (Unaudited) and October 31, 1995                          4


   Statements of Operations for the Eight Months Ended June 30, 1996 (Unaudited)
     and the Year Ended October 31, 1995                                                     5


   Statement of Stockholders' Equity for the Year Ended October 31, 1995
     and the Eight Months Ended June 30, 1996 (Unaudited)                                    6



   Statements of Cash Flows for the Eight Months Ended June 30, 1996 (Unaudited)
     and the Year Ended October 31, 1995                                                     7


   Notes to Financial Statements                                                          8-20




                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors
Design Circuits, Inc.:


We have audited the accompanying balance sheet of Design Circuits, Inc. as of October 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Design Circuits, Inc. as of October 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




January 5, 1996, except as to Note 12,
    which is as of July 10, 1996


                             DESIGN CIRCUITS, INC.

                                 BALANCE SHEETS

                       JUNE 30, 1996 AND OCTOBER 31, 1995

                                     ASSETS
                                                                       (Unaudited)
                                                                          1996          1995
                                                                          ----          ----
Current assets:
   Cash                                                                $   385,432    $    2,522
   Trade accounts receivable, net of allowance for doubtful accounts
     of $172,600 in 1996 and $115,000 in 1995 (Note 11)                  1,809,101     1,534,882
   Notes receivable - related parties (Note 2)                               8,500         8,607
   Inventories (Note 3)                                                  2,723,045     3,020,714
   Prepaid expenses and other current assets                                52,434        32,476
                                                                       -----------    ----------
         Total current assets                                            4,978,512     4,599,201

Property and Equipment (Note 7)
   Machinery and equipment                                               2,659,994     2,489,298
   Computer equipment                                                      283,875       259,414
   Furniture and fixtures                                                   67,784        48,271
   Leasehold improvements                                                   98,302        98,302
                                                                       -----------    ----------
                                                                         3,109,955     2,895,285


   Less accumulated depreciation and amortization                        1,634,998     1,387,999
                                                                       -----------    ----------

         Net property and equipment                                      1,474,957     1,507,286
                                                                       -----------    ----------
Notes receivable - related parties (Note 2)                                  4,250        10,651
Deposits                                                                    17,481        17,481
Other assets, net of accumulated amortization                                    -         1,851
                                                                       -----------    ----------
         Total assets                                                  $ 6,475,200   $ 6,136,470
                                                                       ===========   ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Notes payable - bank (Note 4)                                         1,417,042     1,172,914
   Subordinated notes payable (Note 5)                                     564,281       295,370
   Current installments of long-term debt (Note 6)                           8,500        76,648
   Current installments of obligations under capital leases (Note 7)       190,980       167,916
   Accounts payable                                                      3,153,929     2,798,411
   Accrued expenses                                                        349,329       380,275
   Income taxes payable (Note 8)                                             4,509         6,744
                                                                       -----------    ----------
         Total current liabilities                                       5,688,570     4,898,278
                                                                       -----------    ----------
Subordinated notes payable, excluding current installments (Note 5)              -       153,963
Long-term debt, excluding current installments (Note 6)                      4,250         9,917
Obligations under capital leases, excluding current installments (Note 7)  478,012       475,266
                                                                       -----------    ----------
         Total liabilities                                               6,170,832     5,537,424
                                                                       -----------    ----------
Stockholders' equity (Notes 9 and 10):
   Series C convertible preferred stock, $.0001 par value.  Authorized 50,000 shares; issued and outstanding 47,711 and 39,711 shares at June 30,
      1996 and October 31, 1995, respectively                                    5             4

   Series B convertible preferred stock, $.0001 par value.  Authorized 20,270
      shares; issued and outstanding 20,270 shares                               2             2

   Common stock , $.0001 par value.  Authorized 150,000 shares; issued and outstanding 26,428 and 26,744 shares at June 30, 1996 and October
      31, 1995, respectively                                                     3             3

   Additional paid-in capital                                            4,557,663     4,323,124
   Accumulated deficit                                                  (3,626,237)   (3,097,335)
                                                                       -----------    ----------
                                                                           931,436     1,225,798

Less treasury stock at cost, 13,459 and 13,143 common
   shares at June 30, 1996 and October 31, 1995, respectively             (627,068)     (626,752)
                                                                       -----------    ----------
         Total stockholders' equity                                        304,368       599,046
                                                                       -----------    ----------
   Commitments (Note 7)

         Total liabilities and stockholders' equity                    $ 6,475,200   $ 6,136,470
                                                                       ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                                       4



                             DESIGN CIRCUITS, INC.

                            STATEMENTS OF OPERATIONS

  FOR THE EIGHT MONTHS ENDED JUNE 30, 1996 AND THE YEAR ENDED OCTOBER 31, 1995

                                                                     (Unaudited)
                                                                         1996              1995
                                                                         ----              ----
Net sales (Note 11)                                                 $ 11,450,016       $ 9,069,993
Cost of sales                                                         10,830,868         8,814,282
                                                                    ------------       -----------
                  Gross profit                                           619,148           255,711

Selling, general and administrative expenses (Note 10):                  973,665         1,342,165
                                                                    ------------       -----------
                  Operating loss                                        (354,517)       (1,086,454)

Other income (expense):
   Interest expense                                                     (185,830)         (358,838)
   Interest income                                                        18,817            11,796
   Other                                                                  (7,372)              219
                                                                    ------------       -----------
                  Loss before income taxes                              (528,902)       (1,433,277)

Income tax expense (benefit) (Note 8)                                          -           (15,603)
                                                                    ------------       -----------
                      Net loss                                      $   (528,902)      $(1,417,674)
                                                                    ============       ===========



    The accompanying notes are an integral part of the financial statements.

                                       5




                             DESIGN CIRCUITS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

  FOR THE YEAR ENDED OCTOBER 31, 1995 AND THE EIGHT MONTHS ENDED JUNE 30, 1996


                                      Series C      Series B
                                      Convertible   Convertible                Additional                                 Total
                                      Preferred     Preferred       Common      Paid-in      Accumulated     Treasury  Stockholders'
                                      Stock         Stock           Stock       Capital         Deficit       Stock       Equity
                                      -----         -----           -----       -------         -------       -----       ------
Balances at October 31, 1994                       $        2     $      3    $ 3,254,377    $(1,679,661)   $ (322,500) $ 1,252,221


Series C preferred stock issued
  in private offering, net of
  issuance cost                       $        4                                  969,822                                   969,826


Issuance of compensatory employee
  stock options                                                                    98,000                                    98,000


Exercise of common stock options                                                      925                                       925


Acquisition of treasury stock
  (Note 2)                                                                                                    (304,252)    (304,252)


Net loss                                                                                      (1,417,674)                (1,417,674)
                                      ----------    ---------    ---------    -----------    -----------    ----------   ----------

Balances at October 31, 1995                   4            2            3      4,323,124     (3,097,335)     (626,752)     599,046




Series C preferred stock issued
  in private offering, net of
  issuance cost                                1                                  199,999                                   200,000


Issuance of compensatory employee
  stock options                                                                    34,540                                    34,540


Acquisition of treasury stock                                                                                     (316)        (316)


Net loss                                                                                        (528,902)                  (528,902)
                                      ----------    ---------    ---------    -----------    -----------    ----------   ----------

Balances at June 30, 1996
  (Unaudited)                         $        5    $       2    $       3    $ 4,557,663    $(3,626,237)   $ (627,068)  $  304,368
                                      ==========    =========    =========    ===========    ===========    ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                                       6




                             DESIGN CIRCUITS, INC.

                            STATEMENTS OF CASH FLOWS

  FOR THE EIGHT MONTHS ENDED JUNE 30, 1996 AND THE YEAR ENDED OCTOBER 31, 1995


                                                                                 (Unaudited)

                                                                                    1996                      1995
                                                                                    ----                      ----

Cash flow from operating activities:

Net loss                                                                        $  (528,902)              $(1,417,674)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

  Depreciation and amortization                                                     246,999                   346,184
  Provision for doubtful accounts                                                    82,571                    45,000
  Provision for deferred income taxes                                                     -                   100,000
  Deferred compensation expense - incentive stock options                            34,540                    98,000
  Gain on sale of asset                                                                   -                      (218)
  Changes in assets and liabilities:
    Decrease (increase) in accounts receivable                                     (356,790)                  163,674
    Decrease (increase) in inventory                                                297,669                (1,784,509)
    Decrease (increase) in prepaid expenses and other current assets                (19,958)                   19,503
    Decrease in deposits                                                                  -                     5,704
    Decrease in other assets                                                          1,851                    27,581
    Increase in accounts payable                                                    355,518                 1,720,188
    Increase (decrease) in accrued expense                                          (30,946)                  119,531
    Decrease in income taxes payable                                                 (2,235)                 (132,256)
                                                                                -----------               -----------
       Net cash provided by (used in) operating activities                           80,317                  (689,292)
                                                                                -----------               -----------
Cash flows from investing activities:
  Capital expenditures                                                              (26,781)                  (71,875)
  Proceeds from sale of assets                                                            -                     3,250
  Collection of notes receivable - related party                                      6,508                    90,015
                                                                                -----------               -----------
       Net cash provided by (used in) investing activities                          (20,273)                   21,390
                                                                                -----------               -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock                                                  -                       925
  Proceeds from issuance of preferred stock                                         200,000                   969,826
  Purchase of treasury stock                                                           (316)                        -
  Net borrowings (repayments) under notes payable - bank                            244,128                  (109,179)
  Proceeds from subordinated notes payable                                          350,000                   235,052
  Repayments of subordinated notes payable                                         (235,052)                  (60,771)
  Repayments of long-term debt                                                      (73,815)                 (217,732)
  Payments under capital lease obligations                                         (162,079)                 (175,936)
                                                                                -----------               -----------
       Net cash provided by financing activities                                    322,866                   642,185
                                                                                -----------               -----------
Net increase (decrease) in cash                                                     382,910                   (25,717)

Cash at beginning of period                                                           2,522                    28,239
                                                                                -----------               -----------
Cash at end of period                                                           $   385,432               $     2,522
                                                                                ===========               ===========




Supplemental Disclosures:
  Cash paid for interest                                                         $  161,699                $  312,416
                                                                                ===========               ===========
  Cash paid for income taxes                                                     $    2,200                $   32,256
                                                                                ===========               ===========
Noncash investing and financing activities:
  Machinery and equipment acquired under capital
  lease obligations                                                              $  187,889                $  423,516
                                                                                ===========               ===========


During fiscal 1995, the Company purchased common stock from two shareholders by canceling notes receivable in the amount of $245,945, canceling notes payable in the amount of $30,000, issuing notes payable in the amount of $50,000, reducing prepaid expenses by $47,932, and reducing accrued expenses by $9,625. An increase to treasury stock of $304,252 was recorded.



    The accompanying notes are an integral part of the financial statements.

                                       7








                             DESIGN CIRCUITS, INC.
                         NOTES TO FINANCIAL STATEMENTS

(Information with respect to the eight months ended June 30, 1996 is unaudited)

1.   Summary of Significant Accounting Policies:

         Description of Operations

         Design Circuits, Inc. (the "Company") is an independent provider of customized, integrated manufacturing services to original equipment manufacturers in the electronics industry, primarily production of printed circuit boards. These services include turnkey services, where the Company procures certain or all of the materials required for product assembly, and consignment services where customers supply certain or all of the materials and the Company provides assembly services. Turnkey services include material procurement and warehousing in addition to manufacturing, and typically involve greater resource investment than consignment services.

         On July 10, 1996, Centennial Technologies, Inc. acquired a majority interest in the Company. The preferred and common stock of the Company were retired and certain debt obligations were repaid.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         Revenue Recognition

         The Company recognizes revenue upon shipment of product to its customers.

         Inventories

         Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation and amortization are computed based on the lesser of the estimated useful lives or the lease term of the respective asset, using the straight-line method. Estimated useful lives are as follows:

                  Machinery and equipment            7-10 years
                  Computer equipment                 5 years
                  Furniture and fixtures             10 years
                  Leasehold improvements             shorter of lease
                                                     term or useful life

         As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Expenses for repairs and maintenance are charged to operations as incurred.

                                   Continued

                                       8

                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

         (Information with respect to the eight months ended June 30, 1996 is unaudited)

         Other Assets

         Other assets consists primarily of deferred financing fees incurred in connection with the Company's long-term debt. Deferred financing fees are amortized using the straight-line method over three years.

         Income Taxes

         Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled. The effect on deferred tax and assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Business and Credit Concentrations

         Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade receivables. The Company has concentrations of credit risk due to sales to major customers (see
         Note 11). The Company monitors extension of credit and has not experienced significant credit losses in the past.

         Fair Value of Financial Instruments

         The carrying amount of the Company's financial instruments including cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term nature of these instruments. The carrying value of notes receivable, notes payable and long-term debt approximate fair value based on the instruments' interest rate, maturity date, and collateral, if any, in comparison to the Company's incremental borrowing rate for similar financial instruments.

2.   Notes Receivable - Related Parties:

         In October 1990, the Company sold manufacturing equipment used to produce printed circuit boards to Circuit Tech Inc. ("CTI"), an entity wholly-owned by a stockholder of the Company. The Company accepted a $475,000 note bearing interest at 9.6% from CTI in connection with the aforementioned sale. The original terms of the note required monthly payments of principal and interest of $10,000 until September 1995. During 1993, the Company modified the terms of the note receivable from CTI. The modified terms included a decrease in the stated interest rate to 7% and an extension of the maturity date to September 1997. The note was canceled in August 1995 in exchange for the shares of the Company held by the stockholder.

                                   Continued

                                       9


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         During 1994, the Company advanced $34,000 to an officer. The Company accepted a secured note bearing interest at 4.0%. The note requires bi-weekly principal and interest payments of $354 with a final principal payment due in December 1996. The officer has pledged his common stock in the Company as security for the note. The balance of the note as of October 31, 1995 was $19,258 with $8,607 of principal due in fiscal 1996. The balance of the note as of June 30, 1996 was $12,750 with $8,500 of principal due in the next twelve months.

3.   Inventories:

         Inventories at June 30, 1996 and October 31, 1995 consisted of:

                                          1996                 1995
                                          ----                 ----

         Raw materials                $ 1,931,990         $ 1,835,575
         Work-in-process                  742,180           1,185,139
         Finished goods                    48,875               -
                                      -----------         -----------
                                      $ 2,723,045         $ 3,020,714
                                      ===========         ===========
4.   Notes Payable-Bank:

         The Company has a $2,000,000 secured revolving line of credit with U.S. Trust, (the Bank) which bears interest at the Bank's base lending rate plus 2% (10.25% and 10.75% at June 30, 1996 and October 31, 1995,
         respectively). The line of credit is secured by substantially all assets of the Company. Borrowings under this agreement are computed based upon a formula which includes, among other items, 80% of eligible trade accounts receivable. Drawings against the line of credit amounted to $917,042 and $1,172,914 June 30, 1996 and October 31, 1995,
         respectively. At June 30, 1996 and October 31, 1995, based upon the bank's formula, the Company had approximately $420,910 and $52,541, respectively, available to be drawn upon as needed.

         The line of credit agreement and the term loan described in Note 6 also contain certain financial covenants, restrictions on capital purchases, acquisitions and other indebtedness and the payment of cash dividends. As of June 30, 1996, the Company was in violation of certain covenants which have not been waived by the Bank.

         On March 26, 1996, the Company entered into an agreement with Fleet Bank for a $500,000 unsecured line of credit. The line bears interest at Fleet Bank's Prime Rate (8.25% at June 30, 1996) and all borrowings have been guaranteed by a significant investor. Drawings against the line of credit at June 30, 1996 amounted to $500,000.

                                   Continued

                                       10


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         On July 10, 1996, upon acquisition of the Company by Centennial Technologies, Inc., these lines of credit and all accrued interest were settled and both lines of credit were canceled.


5.   Subordinated Notes Payable:

         Subordinated notes payable at June 30, 1996 and October 31, 1995 consisted of the following:

                                                                       June 30,         October 31,
                                                                          1996               1995
                                                                          ----               ----
14% unsecured subordinated demand note payable to a stockholder                         $  235,052

10% unsecured subordinated demand note payable to a stockholder, due December 1996 or upon sale/merger of the Company,
whichever occurs first                                                $   50,000            50,000

10% unsecured subordinated demand note payable to a stockholder,
payable upon consent of the Bank                                         100,000           100,000

Prime plus one-half percent unsecured subordinated demand note
payable to a stockholder, payable upon consent of the Bank                32,500            32,500

9% unsecured subordinated note payable to a former sales
representative, payable in monthly principal and interest
installments of $2,000 through December 1996, upon consent
of the Bank                                                               31,781            31,781

14%  unsecured  subordinated  note payable to a related  party, convertible  to preferred stock, due December 1996 or upon sale/
merger of the Company, which ever occurs first                           350,000                 -
                                                                      ----------        ----------
                  Total subordinated notes payable                       564,281           449,333

Less current installments                                                564,281           295,370
                                                                      ----------        ----------
Subordinated notes payable, excluding current installments            $        -        $  153,963
                                                                      ==========        ==========


         On July 10, 1996, upon acquisition of the Company by Centennial Technologies, Inc., the 10% unsecured subordinated demand note payable to a stockholder for $50,000 and the 14% unsecured subordinated note payable to a related party for $350,000 and all accrued interest were settled and the notes were canceled.


                                   Continued

                                       11


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

6.   Long-Term Debt:

         Long-term debt at June 30, 1996 and October 31, 1995 consisted of the following:

                                                                                  1996                         1995
                                                                                  ----                         ----
$306,668 term note payable to Bank,  payable in eighteen  monthly  principal and interest  installments  of $17,037  through March 1996 with interest at the Bank's Base Lending Rate plus 1.5%,  secured  by  substantially all
         of the Company's assets                                                                             $  68,148

$34,000  unsecured  term note  with the Bank,  payable  in  forty-eight  monthly principal and interest installments of $708 through
         December 1997 with interest at 8%                                      $  12,750                       18,417
                                                                                ---------                    ---------
                  Total long-term debt                                             12,750                       86,565

Less current installments                                                           8,500                       76,648
                                                                                ---------                    ---------
Long-term debt, excluding current installments                                  $   4,250                    $   9,917
                                                                                =========                    =========

         The aggregate maturities of long-term debt for the succeeding two twelve month periods ending June 30 are as follows: 1997 - $8,500; 1998
         - $4,250.

7.   Leases:

         Capital Leases

         The Company is the lessee of certain equipment under capital leases expiring in various years through fiscal year 2000. Interest rates on capital leases range from 9% to 15.25%. The assets are amortized over their estimated useful lives. The following is a summary of equipment held under capital leases at June 30, 1996 and October 31, 1995:

                                                         1996                       1995
         Machinery and equipment                    $  1,151,581                $    963,692
         Computer equipment                               96,129                      96,129
                                                    ------------                ------------
                                                       1,247,710                   1,059,821

         Less accumulated amortization                   340,620                     231,706
                                                    ------------                ------------
                                                    $    907,090                $    828,115
                                                    ============                ============



                                   Continued

                                       12



                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         Minimum future lease payments under capital leases are as follows:

                                                                  Year Ending        Year Ending
                                                                    June 30,         October 31,
                                                                    --------         -----------
         1996                                                                      $    228,201
         1997                                                    $     255,849          208,562
         1998                                                          265,814          200,509
         1999                                                          222,363          133,879
         2000 and thereafter                                            50,529            9,069
                                                                 -------------     ------------
         Total minimum lease payments                                  794,555          780,220

         Less amounts representing interest                            125,563          137,038
                                                                 -------------     ------------
         Present value of net minimum lease payments                   668,992          643,182

         Less current installments of obligations
            under capital leases                                       190,980          167,916
                                                                 -------------     ------------
         Obligations under capital leases, excluding
            current installments                                 $     478,012     $    475,266
                                                                 =============     ============

         Operating

         The Company has noncancelable  operating lease arrangements for certain
         office  equipment  and  its  office  and   manufacturing   facility  in
         Southborough, Massachusetts.

         Minimum future obligations on leases are as follows:

                                                              Year                   Year
                                                              Ending                 Ending
                                                              June 30,               October 31,
                                                              --------               -----------
         1996                                                                        $  235,760
         1997                                               $  244,903                  231,760
         1998 and thereafter                                   102,063                   19,250
                                                            ----------               ----------
                                                            $  346,966               $  486,770
                                                            ==========               ==========

         All leases expire prior to October 31, 1998. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other equipment and properties.

         Rent expense under operating leases amounted to approximately $153,000 and $254,000 for the eight months ended June 30, 1996 and for the year ended October 31, 1995, respectively.





                                   Continued

                                       13


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

8.   Income Taxes:

         The Company did not incur federal or state income tax expense (benefit) for the eight months ended June 30, 1996.



         Total federal and state income tax expense (benefit) for the year ended October 31, 1995 consisted of the following:

                                    Current          Deferred           Total
         Federal                 $  (115,603)      $   103,000      $   (12,603)
         State                             -            (3,000)          (3,000)
                                 -----------       -----------      -----------
                                 $  (115,603)      $   100,000      $   (15,603)
                                 ===========       ===========      ===========

         Income tax expense (benefit) amounted to $0 and ($15,603) for the eight months ended June 30, 1996 and the year ended October 31, 1995, respectively. The actual expense (benefit) differs from the "expected" tax expense (benefit) (computed by applying the statutory U.S. federal corporate tax rate of 34% to income (loss) before income taxes) as follows:

                                                                 1996              1995
                                                                 ----              ----
Computed "expected" tax expense (benefit)                     $ (179,827)       $ (487,314)
State income taxes, net of federal income tax benefit                  -            (1,980)
Change in valuation allowance for deferred tax assets            241,717           467,192
Non-deductible expenses                                            1,752             3,851
Other                                                            (63,642)            2,648
                                                              ----------        ----------
                                                                       -        $  (15,603)
                                                              ==========        ==========


                                   Continued

                                       14


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         At June 30, 1996 and October 31, 1995, deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                                      June 30,         October 31,
                                                                                        1996              1995
                                                                                        ----              ----
Deferred tax assets:

         Excess of financial statement amortization over tax
                  amortization                                                      $    4,599        $    4,509
         Nondeductible reserves for inventory and accounts receivable                  278,664           233,055
         Deferred compensation and vacation pay                                        121,463            63,545
         Federal tax credit carryforwards                                               25,355            23,000
         Net operating loss carryforwards                                            1,288,505         1,148,167
                                                                                    ----------        ----------
                  Total gross deferred tax assets                                    1,718,586         1,472,276

         Less valuation allowance                                                    1,500,909         1,259,192
                                                                                    ----------        ----------
         Net deferred tax assets                                                    $  217,677        $  213,084
                                                                                    ==========        ==========
Deferred tax liability:
         Excess of tax depreciation over financial statement
                  depreciation                                                      $  217,677        $  213,084
                                                                                    ==========        ==========
         Net deferred tax assets                                                             -                 -
                                                                                    ==========        ==========


         The net change in the total valuation allowance for the eight months ending June 30, 1996 and the year ended October 31, 1995 was an increase of $241,717 and $467,192, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has concluded that it is more likely than not that the Company will not have sufficient taxable income of an appropriate character within the carryback and carryforward period permitted by current tax law to allow for the utilization of certain of the deductible amounts generating the deferred tax assets and, therefore, a valuation allowance of $1,500,909 has been established to reduce total deferred tax assets to $217,677 at June 30, 1996.

         Management believes that the remaining deferred tax assets of $217,677 at June 30, 1996 will be offset by the reversal of deferred tax liabilities in future periods; therefore, no valuation allowance is considered necessary.


                                   Continued

                                       15


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         As of June 30, 1996, the Company has net operating loss carryforwards of $3,219,456 for federal income tax purposes. The Company experienced an ownership change, as defined by Section 382 of the Internal Revenue Code to which the utilization of these losses will be limited.


9.   Stockholders' Equity:

     Series C Convertible Preferred Stock

         In August 1995, the Board of Directors and stockholders of the Company authorized 50,000 shares of Series C convertible preferred stock, $.0001 par value per share. During 1995, the Company issued 39,711 shares of Series C convertible preferred stock in a private placement. Net proceeds totaled $969,826, net of issuance costs of $22,937. During November 1995, the Company issued an additional 8,000 shares of Series C convertible preferred stock in a separate private placement. Net proceeds of this issuance totaled $200,000. Proceeds of both placements were used to make capital expenditures, repay certain trade accounts payable, and to provide working capital.

         Each share of Series C convertible preferred stock may be converted at any time into the number of shares of common stock of the Company obtained by dividing $25.00 by the conversion price in effect at the time of conversion. At June 30, 1996 and October 31, 1995, the conversion price was such that each share of Series C convertible preferred stock was convertible into one share of common stock.

         The holders of Series C convertible preferred stock have preference over all other classes of capital stock as to the payment of dividends and liquidation, and are entitled to one vote per share on all matters on which stockholders are entitled to vote.

         Series B Convertible Preferred Stock

         Prior to the issuance of Series C convertible preferred stock in 1995, the Company executed a recapitalization of its existing capital stock. As part of the recapitalization, the 2,026,985 shares of Series B convertible preferred stock issued and outstanding at that date were converted to 20,270 shares. In addition, the par value per share was decreased from $.01 to $.0001.

         Each share of Series B convertible preferred stock may be converted at any time into the number of shares of common stock of the Company obtained by dividing $49.33 by the conversion price in effect at the time of conversion. At June 30, 1996 and October 31, 1995, the conversion price was such that each share of Series B convertible preferred stock was convertible into one share of common stock.

         The holders of Series B convertible preferred stock have preference over the holders of common stock, but are subordinate to the holders of Series C convertible preferred stock, as to the payment of dividends and liquidation. The holders of Series B convertible preferred stock are entitled to one vote per share on all matters on which stockholders are entitled to vote.




                                   Continued

                                       16





                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         Common Stock

         As part of the recapitalization noted above, the 2,870,063 shares of common stock issued and outstanding at that date were converted to 28,701 shares. In addition, the par value per share was decreased from $.01 to $.0001.

         The holders of common stock are subordinate to the holders of Series C convertible preferred stock and the holders of Series B convertible preferred stock as to the payment of dividends and liquidation. The holders of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote.

         Common Stock Repurchase Agreements

         In December 1992, the Company executed agreements with two stockholders obtaining the exclusive right to repurchase 140,845 and 300,000 outstanding shares of common stock from such stockholders at $1.42 and $.50 per share, respectively. These rights were to expire on December 31, 1993.

         In January 1993, 170,000 shares of common stock were repurchased from two stockholders for the treasury. The purchases were made pursuant to common stock repurchase agreements described above. The Company purchased 70,000 shares for $1.42 per share and 100,000 shares for $.50 per share.

         Also in January 1993, the Company assigned its rights to repurchase the remaining 70,845 shares at $1.42 per share and the rights to repurchase 50,000 shares at $.50 per share to Fidelity Ventures Ltd. On December 31, 1993, the Company purchased 145,000 shares of common stock under the terms of the December 1992 stock redemption agreement between the Company and the stockholder for $.50 per share. The right to repurchase the remaining 5,000 shares under this stock redemption agreement expired.


                                   Continued

                                       17


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

10.  Stock Options and Warrants:

        Non-Qualified Compensatory Stock Option Plan

         The Company had a non-qualified, compensatory stock option plan for certain employee groups under which options to purchase shares of the Company's common stock were granted at less than the fair value of the stock at the date of grant (hereafter referred to as "the 1994 Option Plan"). The options issued under the 1994 Option Plan contained varying expiration dates and vested no later than ten years from the date granted. The following is a summary of the 1994 Option Plan activity for fiscal 1995:

                                                                                 1994 OPTION PLAN
                                                                                 ----------------
                                                                       Shares Under               Exercise
                                                                         Option                    Prices
                                                                         ------                    ------
     Outstanding, October 31, 1994                                     1,219,650              $  .01 - .05

         Granted                                                         333,200                    .05
         Exercised                                                       (18,500)                   .05
         Canceled                                                              -                     -
                                                                      ----------              ------------
                                                                       1,534,350                 .01 - .05

         Recapitalization of existing stock                           (1,519,006)                .01 - .05
         Canceled upon termination of the Plan                           (15,344)                .01 - .05
                                                                      ----------              ------------
     Outstanding and vested, October 31, 1995                                  -                     -
                                                                      ==========              ============


         During fiscal 1995, the Company's Board of Directors approved the cancellation of all stock options under the 1994 Option Plan and reserved 40,000 shares of common stock for issuance under the 1995 Option Plan. All option holders with vested options in the 1994 Option Plan received new options in the 1995 Option Plan.

         The 1995 Option Plan is a non-qualified compensatory stock option plan for certain employee groups. Options issued under the 1995 Option Plan vest immediately upon issuance and have an exercise price of $.05 per share. The options expire ten years from the date of grant.
         Compensation expense related to the 1995 Option Plan charged to operations for the year ended October 31, 1995 was $98,000, and has been included in selling, general and administrative expenses in the accompanying Statements of Operations.

         In June 1996, the Company's Board of Directors resolved to revalue the fair value of the Company's common stock from $5.00 per share to $2.50 per share, retroactive for all shares issued subsequent to October 31, 1995. As a result, for the eight months ended June 30, 1996, compensation expense related to the 1995 Option Plan charged to operations was $34,540. This expense has been included in selling, general and administrative expenses in the accompanying Statements of Operations.




                                   Continued

                                       18





                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

         The following is a summary of the 1995 Option Plan activity for the fiscal year ended October 31, 1995 and for the eight months ended June 30, 1996:

                                                                  1995 OPTION PLAN
                                                                  ----------------
                                                              Shares
                                                               Under         Exercise
                                                              Option           Price
                                                              ------           -----
Outstanding balance, October 31, 1994                              -                -
Granted                                                       40,000         $    .05
                                                              ------         --------
Outstanding balance, October 31, 1995                         40,000              .05
                                                              ------         --------
Granted                                                       14,098              .05
                                                              ------         --------
Outstanding balance, June 30, 1996                            54,098         $    .05
                                                              ======         ========
Vested, October 31, 1995                                      40,000         $    .05
                                                              ======         ========
Vested, June 30, 1996                                         54,098         $    .05
                                                              ======         ========

         Non-Compensatory Stock Warrants

         The Company has also issued stock warrants to employees, former employees, stockholders, creditors, and other individuals. These warrants are vested upon issuance. The warrants are exercisable commencing on the date granted and expire on various dates which range from five to seventeen years from the date granted. The following is a summary of activity for the fiscal year ended October 31, 1995 and the eight months ended June 30, 1996:





                                   Continued

                                       19


                             DESIGN CIRCUITS, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(Information with respect to the eight months ended June 30, 1996 is unaudited)

                                                                                       Exercise
                                                                       Warrants          Price
                                                                       --------          -----
Outstanding balance, October 31, 1994                                  245,238        $.25 - 3.00

Granted during fiscal 1995, prior to recapitalization                   40,000            .05

Canceled during fiscal 1995                                            (20,000)          2.50
                                                                       -------       --------------
                                                                       265,238         .25 - 3.00

Recapitalization of existing stock                                    (262,586)        .25 - 3.00

Granted during fiscal 1995, subsequent to recapitalization               2,407           5.00
                                                                       -------       --------------
Outstanding balance, October 31, 1995                                    5,059        5.00 - 300.00

Granted during the eight months ended June 30, 1996                      3,500            5.00
                                                                       -------       --------------
Outstanding balance, June 30, 1996                                       8,559       $5.00 - 300.00
                                                                       =======       ==============

11.  Major Customers:

         A summary of the net sales to three major customers that exceeded 10% for the eight months ended June 30, 1996 and the fiscal year ended October 31, 1995, respectively, and the amount due from these customers as of June 30, 1996 and October 31, 1995 is as follows:

                                                                        1996               1995
                                                                        ----               ----
Net sales                                                           $ 8,342,471        $ 4,835,935
                                                                    ===========        ===========
Amounts receivable                                                  $ 1,272,923        $   921,542
                                                                    ===========        ===========

12.  Subsequent Event:

         On July 10, 1996, the Company was acquired by Centennial Technologies, Inc.





                                       20



                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                        OF CENTENNIAL TECHNOLOGIES, INC.
                           AND DESIGN CIRCUITS, INC.


The following unaudited pro forma combined condensed consolidated financial statements give effect to the acquisition of Design Circuits, Inc. ("DCI") by Centennial Technologies, Inc. ("Centennial"), by means of a merger (the
"Merger"), under the purchase method of accounting. The unaudited pro forma combined condensed consolidated balance sheet combines the unaudited consolidated balance sheet of Centennial and the unaudited balance sheet of DCI at June 30, 1996 as if the Merger occurred on June 30, 1996. The unaudited pro forma combined condensed consolidated statement of operations combines the unaudited historical results of consolidated operations of Centennial and the unaudited historical results of operations of DCI, for the year ended June 30, 1996 as if the Merger had occurred at the beginning of such year.

The unaudited pro forma combined condensed consolidated financial statements do not reflect cost savings and synergies which might be achieved from the Merger. The unaudited pro forma combined condensed consolidated financial statements do not purport to be indicative of the consolidated operating results or the consolidated financial position that would have been achieved had the Merger been effected for the year indicated or the consolidated results or the consolidated financial position which may by obtained in the future.

These combined condensed consolidated pro forma financial statements are based on and should be read in conjunction with the unaudited consolidated financial statements of Centennial, including the notes thereto not separately presented herein, and the accompanying audited and unaudited financial statements of DCI, including the notes thereto.



                          CENTENNIAL TECHNOLOGIES, INC.
                                       AND
                              DESIGN CIRCUITS, INC.

             Pro Forma Combined Condensed Consolidated Balance Sheet
                               as of June 30, 1996
                                   (Unaudited)

                                                      Centennial            Design             Pro Forma                Combined
                                                   Technologies, Inc.    Circuits, Inc.       Adjustments               Pro Forma
                                                   -----------------    ---------------    ---------------           ---------------
ASSETS
Current assets :
     Cash and marketable securities                     $11,114,283           $385,432        ($5,461,348)(2a)           $6,038,367
     Accounts receivable, net                            12,592,231          1,809,101                  0                14,401,332
     Current portion of notes receivable                  3,680,750                  0                  0                 3,680,750
     Notes receivable - related parties                           0              8,500             (8,500)(2a)                    0
     Inventories                                         18,229,317          2,723,045                  0                20,952,362
     Deferred income taxes                                  211,100                  0                  0                   211,100
     Prepaid expenses and other current assets            2,362,887             52,434                  0                 2,415,321
                                                   -----------------    ---------------    ---------------           ---------------
        Total current assets                             48,190,568          4,978,512         (5,469,848)               47,699,232


Equipment and leasehold improvements, net                 4,698,616          1,474,957            200,475 (2b)            6,374,048
Notes receivable - related parties                                0              4,250             (4,250)(2a)                    0
Investments                                               2,472,381                  0                  0                 2,472,381
Other assets                                                170,392             17,481                  0                   187,873
Deferred income taxes                                       121,300                  0                  0                   121,300
Goodwill and intangible assets, net                         128,918                  0          9,392,234 (2d)            9,521,152
                                                   -----------------    ---------------    ---------------           ---------------

        Total assets                                    $55,782,175         $6,475,200         $4,118,611               $66,375,986
                                                   =================    ===============    ===============           ===============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities :
     Notes payable                                        4,683,876          1,417,042         (1,417,042)(2a)            4,683,876
     Subordinated notes payable                                   0            564,281           (532,500)(2a)               31,781
     Current installment of long-term debt                        0              8,500             (8,500)(2a)                    0
     Current portion of long term obligations
         under capital leases                               336,058            190,980                  0                   527,038
     Accounts payable and accrued expenses                3,494,693          3,503,258           (227,229)(2a)            6,770,722
     Income taxes payable                                   614,036              4,509                  0                   618,545
                                                   -----------------    ---------------    ---------------           ---------------
        Total current laibilities                         9,128,663          5,688,570         (2,185,271)               12,631,962

Subordinated notes payable, excluding current
     installments                                                 0                  0                  0                         0
Long-term debt, excluding current installments                    0              4,250             (4,250)(2a)                    0
Long-term obligations under capital leases                  366,944            478,012                  0                   844,956
Deferred income taxes                                       241,600                  0                  0                   241,600
                                                   -----------------    ---------------    ---------------           ---------------
        Total liabilities                                 9,737,207          6,170,832         (2,189,521)               13,718,518


Minority interest                                                                               2,487,500 (2e)            2,487,500

Stockholders' equity :
     Preferred stock                                              0                  7                 (7)                        0
     Common stock                                            83,159                  3              1,247                    84,409
     Additional paid-in capital                          38,883,677          4,557,663           (433,913)               43,007,427
     Retained earnings (accumulated deficit)              7,078,132         (3,626,237)         3,626,237                 7,078,132
                                                   -----------------    ---------------    ---------------           ---------------

                                                         46,044,968            931,436          3,193,564                50,169,968

     Treasury stock                                               0           (627,068)           627,068                         0
                                                   -----------------    ---------------    ---------------           ---------------
        Total stockholders' equity                       46,044,968            304,368          3,820,632 (2c)           50,169,968
                                                   -----------------    ---------------    ---------------           ---------------

            Total liabilities and stockholders'
                  equity                                $55,782,175         $6,475,200         $4,118,611               $66,375,986
                                                   =================    ===============    ===============           ===============

                                        1




                          CENTENNIAL TECHNOLOGIES, INC.
                                       AND
                              DESIGN CIRCUITS, INC.

        Pro Forma Combined Condensed Consolidated Statement of Operations
                        for the year ended June 30, 1996
                                   (Unaudited)

                                                          Centennial          Design           Pro Forma           Combined
                                                       Technologies, Inc.  Circuits, Inc.      Adjustments          Pro Forma
                                                         --------------    -------------    --------------     ---------------
  Sales                                                    $37,847,681      $15,064,093                           $52,911,774
  Cost of goods sold                                        23,636,299       14,568,075                 0          38,204,374
                                                         --------------    -------------    --------------     ---------------

       Gross margin                                         14,211,382          496,018                            14,707,400

  General and administrative expenses                        4,590,413        1,514,097          $959,223 (3a)      7,063,733
  Research and development costs                             1,433,765                0                 0           1,433,765
                                                         --------------    -------------    --------------     ---------------

       Income (loss) from operations                         8,187,204       (1,018,079)         (959,223)          6,209,902

  Other income (expense) :
       Interest income                                         352,606           19,675           (91,135)(3b)        281,146
       Interest expense                                       (369,584)        (318,472)         (290,684)(3c)       (978,740)
       Other                                                         0           (7,153)                0              (7,153)
                                                         --------------    -------------    --------------     ---------------

  Income (loss) before minority interest and taxes           8,170,226       (1,324,029)       (1,341,042)          5,505,155

  Minority interest                                                  0                0           662,365 (3d)        662,365

  Income (loss) before income taxes                          8,170,226       (1,324,029)         (678,677)          6,167,520
  Income tax expense (benefit)                               3,268,090          (15,603)         (152,000)(3e)      3,100,487
                                                         --------------    -------------    --------------     ---------------

  Net income (loss)                                         $4,902,136      ($1,308,426)        ($526,677)         $3,067,033
                                                         ==============    =============    ==============     ===================



  Historical primary net income per common share                 $0.67
                                                         ==============

  Historical fully diluted net income per common share           $0.66
                                                         ==============

  Historical primary weighted average common
  shares outstanding                                         7,338,906
                                                         ==============

  Historical fully diluted weighted average common
  shares outstanding                                         7,432,502
                                                         ==============

  Pro forma primary net income per share                                                                                $0.41
                                                                                                               ===============

  Pro forma fully diluted net income per share                                                                          $0.41
                                                                                                               ===============

  Pro forma primary weighted average common
  common shares outstanding                                                                                         7,463,906
                                                                                                               ===============

  Pro forma fully diluted weighted average common
  shares outstanding                                                                                                7,557,502
                                                                                                               ===============

                                       2


                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                        OF CENTENNIAL TECHNOLOGIES, INC.
                           AND DESIGN CIRCUITS, INC.



1.       Basis of Presentation:

         The pro forma adjustments described in notes 2 and 3 to the pro forma financial statements are required to allocate the purchase price and the estimated acquisition costs to the net assets of Design Circuits, Inc. based upon their estimated fair values at June 30, 1996 as determined by the management of the Company. Such allocation will be revised to reflect changes in assets and liabilities through July 10, 1996 (the date of the acquisition) and the determination of the actual acquisition costs.

2.       Pro Forma  Adjustments  to  Unaudited   Pro Forma  Combined   Condensed
         Consolidated Balance Sheet:

                  a. Cash and marketable securities have been reduced by $5,461,348 to reflect the cash portion of the purchase price of DCI ($5,622,077), the payment of acquisition costs of ($150,000) and the repayment of a portion of DCI's debt obligations ($2,176,771) offset by the collection of funds of $2,487,500 from the minority shareholders of DCI.

                  b. Equipment and leasehold improvements has been increased by $200,475 to increase the value of DCI's equipment to appraised value.

                  c. Stockholders' equity has been adjusted by $3,820,632 to reflect the issuance of Centennial's common stock as a portion of the total purchase price of DCI, net of the elimination of DCI's preferred stock, common stock, additional paid-in capital, accumulated deficit and treasury stock.

                  d. Goodwill and intangible assets have been increased by $9,392,234 to reflect the estimated goodwill arising from the acquisition of DCI by Centennial and the balance sheet adjustments above.

                  e. Minority interest reflects the interests of the minority shareholders of DCI.


3.       Pro Forma  Adjustments  to  Unaudited   Pro Forma  Combined   Condensed
         Consolidated Statement of Operations:

                  a. General and administrative expenses have been increased by $959,223 for the year ended June 30, 1996 reflecting (a) amortization over a 10-year period, of the net excess of the purchase price of DCI over the fair value of the assets acquired (goodwill) of $9,392,234, and (b) the depreciation expense of $20,000 associated with the increase in the appraised value of equipment and leasehold improvements.

                  b. Interest income has been reduced by $91,135 for the year ended June 30, 1996 to adjust interest on cash and marketable securities.

                  c. Interest expense has been increased by $290,684 to reflect borrowings of $7,811,598 under the Company's credit facility at an interest rate of 8.75% and to reflect repayment of a portion of DCI's debt obligations at a rate of interest ranging from 9% to 14%.





                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                        OF CENTENNIAL TECHNOLOGIES, INC.
                           AND DESIGN CIRCUITS, INC.



                  d. Minority interest reflects the interests of the minority shareholders in the operating results of DCI for the year ended June 30, 1996.


                  e. Income tax expense (benefit) has been reduced by $152,000 to reflect the tax effect of the adjustments in interest income and interest expense discussed above.